Exhibit 99.1

Cascade Microtech Announces Preliminary Second Quarter 2008 Results

Beaverton, OR—Cascade Microtech, Inc. (Nasdaq:CSCD-News) today announced its preliminary results for the second quarter ended June 30, 2008.

Revenue for the second quarter of 2008 is expected to be in the range of $19.0 million to $19.5 million and the loss per share is expected to be in the range of $(0.14) to $(0.16) on approximately 13 million shares outstanding. The Company provided guidance on April 29, 2008, for revenue of $18.0 million to $21.0 million and net loss per share of $(0.06) to earnings of $0.01.

Geoff Wild, CEO stated, “The weak market conditions in the semiconductor and semiconductor equipment industry are continuing to impact our Engineering Products Division, which experienced a lower than expected mix of 300mm systems revenue and analytical probe revenue. Our Production Products Division continued to grow sequentially in the second quarter.”

The earnings shortfall was primarily caused by:

(a)	a lower than expected gross margin due to an unfavorable product and geographic mix of revenue in our Engineering Products Division;

(b)	higher than expected sales, general and administrative expenses primarily due to higher sales rep commissions on sales where there is no direct presence;

(c)	higher than expected foreign exchange losses.

Cash and investment balances at June 30, 2008, are expected to be approximately $36.5 million, essentially the same as the balances at March 31, 2008.

The Company has not yet completed the preparation of its second quarter 2008 financial statements and review of the Company’s historical information has not been completed by our independent registered public accounting firm. Accordingly, the preliminary results provided in this press release are subject to the risk that upon completion of the second quarter financial statements and the review thereof by the Company’s independent registered public accounting firm, there may be adjustments to the Company’s financial information that could materially affect the preliminary results provided in this press release.

Cascade Microtech will release financial results for its second quarter ended June 30, 2008, at approximately 4 pm EDT, on Tuesday, July 29, 2008. The Company will host a conference call beginning at 5 pm EDT (2 pm PDT) that same afternoon to discuss these results.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 pm EDT at this same internet address. (For a telephone replay available after 7 pm EDT dial: 888-286-8010, international: 617-801-6888, passcode: 43432209).

Forward-Looking Statements

The statements in this release regarding the Company’s expectations as to financial results for the quarter ended June 30, 2008 are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward looking statements due to numerous factors, including changes or adjustments resulting from the completion of the preparation of the Company’s second quarter financial results or the review thereof by the Company’s independent registered public accountants, changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Investors should be aware that the Company’s fiscal quarter ended June 30, 2008. The Company has not yet completed the preparation of its quarter end financial statements and the review of the Company’s historical financial statements has not been completed by the Company’s independent registered public accounting firm. Accordingly, the preliminary results provided in this press release are subject to the risk that upon completion of the quarter end financial statements and the review thereof by our independent registered accounting firm, there may be adjustments to the Company’s financial information that could materially affect the preliminary results provided in this press release. The Company should not be considered to be under any obligation or course of conduct in the future to issue revisions to previously issued financial information as a result of its decision to provide preliminary financial results for the second quarter 2008. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech

Cascade Microtech, Inc. (Nasdaq: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Contact:

Cascade Microtech, Inc.

Steven Sipowicz 503-601-1000